                         INTERIM OPERATIONS AGREEMENT

                                  SUMMARY

     1. PacifiCare Holding would cause FHP to make a final contribution of $67 million to Talbert at the time of the closing of the FHP Merger.

     2. FHP and Talbert would close the Stock Purchase Agreement (FHP has waived the condition that the Talbert S-1 be effective at such closing).

     3. Talbert would on the next business day pay FHP the amount of the incorporate receivable at January 31, 1997 it owes FHP (currently estimated to be approximately $20 million).

     4. Two PacifiCare Holding Nominees would immediately be placed on the Talbert Board, to remain there until the closing of the Talbert Rights offering.

     5. If the Talbert Rights Offering has not commenced prior to the earlier of (i) May 15, 1997 or (ii) the date Talbert's cumulative operating losses since 1/1/97 exceed $14 million, the Talbert Board shall take such actions as are necessary to cause FHP nominees to represent a majority of the Talbert Board.

     6. Until completion of the Rights Offering, Talbert will covenant not to take actions as set out on the attached Exhibit A.

     7. Talbert and FHP will monthly pay any current or past amounts owed to the other.

     8. Within two weeks after signing, Talbert will provide a reasonable explanation for the differences between the leased property FF&E schedule provided PacifiCare and the higher amount previously indicated as being the total for such schedule as well as the location of the assets shown on such schedule. The last sentence of Section 3.1 to the Stock Purchase Agreement (relating to the 338(h)(10) election) would be amended to read "The Parent's consent may not be withheld if Talbert pays FHP the amount mutually agreed as reflecting the negative economic impact of the election."

     9. Should FHP nominees represent a majority of the Board pursuant to paragraph 5 above, PacifiCare Holding acknowledges the position of the holders who would receive Talbert Rights pursuant to the Reorganization Agreement and will consider their rights and expectations in any subsequent actions taken with respect to Talbert.

                                    FHP INTERNATIONAL CORPORATION


                                    By:  /s/ WESTCOTT W. PRICE III
                                         ---------------------------
                                         Westcott W. Price III
                                         President and Chief Executive Officer



                                    TALBERT MEDICAL MANAGEMENT
                                    HOLDINGS CORPORATION


                                    By:  /s/ JACK D. MASSIMINO
                                         -------------------------
                                         Jack D. Massimino
                                         President and Chief Executive Officer



                                    N-T HOLDINGS, INC.


                                    By:  /s/ ALAN R. HOOPS
                                         -------------------------
                                         Alan R. Hoops
                                         President and Chief Executive Officer

                                  EXHIBIT A.

During the period from the date of this Agreement through completion of the Rights Offering, the Company shall not do, and shall not permit any of its subsidiaries to do, any of the following, except as disclosed in Amendment Number 1 to the Talbert Registration Statement, without PacifiCare's written consent:

     (i) declare, set aside or pay any dividend or make any other distribution in respect of any capital stock;

     (ii) split, combine or reclassify any capital stock of the Company or repurchase, redeem or otherwise acquire any capital stock of the Company or any of its subsidiaries;

     (iii) except for (a) the issuance of up to 900,000 stock options to be granted to employees or managed physicians; (b) the issuance of options previously promised or conditionally granted to Kenneth Ord; or (c) previously authorized automatic grants of options to the Company's or its subsidiaries' directors, issue, deliver, pledge, encumber, sell or transfer, or authorize or propose the issuance, delivery, pledge, encumbrance, sale or transfer of, any shares of capital stock of the Company or any of its subsidiaries or any securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (except that the Company may issue common stock upon the exercise of options issued and outstanding) or, except as expressly contemplated herein, make any change in its equity capitalization or to the terms of any option, warrant or other equity security of the Company or any of its subsidiaries that is currently outstanding;

     (iv) amend the Certificate of Incorporation, Bylaws or other organizational or charter documents of the Company or any of its subsidiaries, or amend the Restated Rights Plan;

     (v) acquire (by merging or consolidating with, by purchasing any material portion of the capital stock or assets of or by any other means) any business or any corporation, partnership, association or other business organization or division thereof;

     (vi) sell, lease, pledge or otherwise dispose of or encumber any of its material assets, except in the ordinary course of business consistent with past practice;

     (vii) except pursuant to lines of credit and subject to credit limits in effect prior to the date of the Original Agreement, incur any indebtedness for borrowed money, or issue or sell any debt securities or guarantee, endorse or otherwise become responsible for any obligation of any other person;

     (viii) adopt or amend in any material respect any employee benefit plan, or enter into or amend any employment agreement, severance agreement, special pay arrangement with respect to termination of employment or other similar arrangement or agreement with any director or officer, or enter into or amend any severance or termination arrangement with any director or officer;

     (ix) change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by changes in GAAP;

     (x) except in the ordinary course of business consistent with past practice enter into any material contract or agreement involving payments in except of market rates;

     (xi) change any compensation payable or to become payable to any of its officers or directors;

     (xii) make any capital expenditures in excess of $500,000 in the aggregate;

     (xiii) make any loan to or engage in any transaction with any director or officer;

     (xiv) settle or compromise any lawsuit or other Proceeding against the Company or any of its subsidiaries for an amount in excess of $500,000; or

     (xv) enter into any contract, agreement, commitment or arrangement contemplating any of the foregoing.


                             PAGE 4 OF 4